Exhibit 10.7

WINCHESTER SAVINGS BANK

ANNUAL INCENTIVE PLAN

Article 1 -
PURPOSE AND EFFECTIVE DATE

This Winchester Savings Bank Annual Incentive Plan ("Plan" or “AIP”) was adopted by the Board of Trustees of Winchester Savings Bank (“Bank”) for the benefit of eligible participants effective January 1, 2025. Each Performance Period (as defined below), there is an aggregate bonus pool, which is the sum of the individual target Award opportunities for all Employees (“Aggregate Bonus Pool”). After the end of the Performance Period, the Compensation Committee of the Board of Trustees of the Bank (“Committee”), in consultation with the President & CEO, determines the percentage of the Aggregate Bonus Pool that will be paid out for the applicable Performance Period (if any), based on the Bank’s satisfaction of the performance goals established for each applicable Performance Period, as compared to target. The percentage of the Aggregate Bonus Pool that will be distributed as Awards to Participants will be between 0% and 150% of target. Individual Participant Award opportunities are presented as a percentage of annual Base Salary (as defined below) and are based on corporate title; actual Awards are discretionary.

For purposes of this Plan, “Base Salary” is defined as the base compensation an Employee receives during the applicable Performance Period (excluding overtime and any other additional cash or stock payments). Annual Base Salary shall include cash amounts paid by the Bank during a paid leave of absence.

In support of the Bank’s safety and soundness, if the Bank does not achieve either a positive net income or is deemed not “well capitalized” by the Bank’s regulators (“Plan Triggers”) the Aggregate Bonus Pool may not be funded.

The Bank implemented this Plan to attract and retain talented Employees and encourage teamwork across the Bank.

Article 2 -
DEFINITIONS

The following terms, when written in this Plan with initial capital letters, shall have the respective meanings set forth below (unless the context indicates otherwise).

2.1
“Award” means the amount authorized for payment to a Participant in connection with the Bank’s performance and the discretionary assessment of a Participant’s individual performance during a Performance Period. All Awards are entirely discretionary.
2.2
“Board” means the Board of Trustees of the Bank.
2.3
“Change in Control” means the occurrence of any of the following events:
(a)
the consummation of a merger or consolidation of the Bank with any other bank or other legal entity; provided, however, a Change in Control shall not be deemed to have occurred if the corporate existence of the Bank is not affected and following the merger or consolidation, the directors of the Bank prior to such merger or consolidation constitute at least a majority of the Board of Trustees of the Bank or the entity that directly or indirectly controls the Bank after such merger or consolidation; or
(b)
the sale or disposition by the Bank of all or substantially all the Bank’s assets; or
(c)
a plan of liquidation or dissolution of the Bank is adopted; or
(d)
greater than a majority of those individuals who constitute the Board of Trustees on the Change in Control Date (the “Incumbent Board”) cease for any reason to be members of the Board, provided that any person becoming a Director after the Change in Control Date whose election was approved by a vote of at least a majority of the Incumbent Board shall be considered to be a member of the Incumbent Board for purposes of a Change in Control.

Notwithstanding the foregoing, in no event shall the reorganization of the Bank solely within its corporate structure constitute a Change in Control. For the avoidance of doubt, a mutual holding company transaction or second step conversion shall not constitute a Change in Control. For purposes of this Plan, “Change of Control Date” means the effective date of a Change of Control.

2.4
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended from time to time. Any reference to a particular section of the Code includes any applicable regulations promulgated under that section. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.
2.5
“Committee” means the Compensation Committee of the Board as may be appointed by the Board from time to time to administer this Plan pursuant to Article 3.
2.6
“Employee” means any service provider to an Employer whom the Employer treats as a common law employee for payroll tax purposes, as of the time in question (and disregarding any subsequent change in treatment to the extent it is applied retroactively, unless the Committee (in its discretion) determines that the individual is not an Employee or has ceased to be an Employee.
2.7
“Employer” means the Bank and its affiliates.
2.8
“Participant” means an Employee eligible to receive an Award under the Plan.
2.9
“Performance Period” means January 1 – December 31 or such other period, which is determined by the Committee at the time an Award opportunity is established, for which Bank Performance Goals shall be measured.
2.10
“Performance Goal” means the threshold, target or stretch goal for each performance metric used in determining the Bank’s performance, as described in Section 5.
2.11
“Plan” means this Winchester Savings Bank Annual Incentive Plan, as it may be amended from time to time.

2.12
“Section 409A” means Code Section 409A and the Treasury rulings and regulations thereunder.
2.13
“Treasury” means the United States Department of the Treasury.
Article 3 -
ELIGIBILITY

All Employees in “Good Standing” are eligible to participate in the Plan. For purposes of this Plan, Employees are in Good Standing if they are not under a performance improvement plan implemented by the Bank at the time Awards are determined.

Article 4 -
ADMINISTRATION OF PLAN

4.1
This Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to (i) construe and interpret the Plan (including any part thereof and the terms employed in the Plan), and (ii) make, amend and rescind such rules and regulations for the administration of the Plan as it deems advisable. On an annual basis the Committee, along with the Chief Executive Officer of the Bank, will establish performance goals for each of the Plan's performance metrics (set forth on Appendix A) in connection with the development of the Bank’s budget and strategic plan. The Committee may also consult with an independent compensation consultant for purposes of determining Plan performance metrics and weightings. Any determination by the Committee in administering, interpreting or construing the Plan in accordance with this Section shall be final, conclusive and binding upon all persons for all purposes. The Committee may delegate its responsibilities under the Plan to such individuals, including members of management, as the Committee may appoint.

4.2
The decisions and determinations under the Plan by the Committee and management with respect to any Award, need not be uniform and may be made selectively among Awards or Participants, whether or not such Awards are similar or whether the Participants are similarly situated.
4.3
Neither the Board, nor any member or former member of the Committee or the Board nor any person who has been delegated responsibility under the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it. The Bank shall indemnify and hold them harmless against all cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan, unless arising out of such member’s or former member’s own willful misconduct, fraud, bad faith or as expressly prohibited by statute. Such indemnification shall be in addition (without duplication) to any other rights to indemnification or insurance the member or former member may have from the Bank.
4.4
At the close of each Performance Period, the Bank’s Finance Department will provide the Committee with the financial performance results for the applicable Performance Period and the Chief Executive Officer will provide the Committee with the results of the strategic initiatives (if any). The Committee will evaluate, in consultation with the President & CEO, the performance results and determine the extent to which the performance goals were attained and at what level (i.e. threshold, target and stretch). The Committee will then approve the attainment of the performance goals (financial and strategic) with respect to each of the goals for purposes of determining the funding of the Aggregate Bonus Pool and the granting of discretionary Awards.

Article 5 -
AWARD OPPORTUNITIES AND PAYMENT OF AWARDS
5.1
The Plan provides for Award opportunities that make it possible for an Employee to be paid a discretionary Award conditioned upon (or otherwise take into account) the attainment of any applicable Performance Goal but will at all times be subject to the Committee’s discretion. The Committee may establish different Award opportunities for different Employees or groups of Employees.
5.2
The Committee may authorize a discretionary Award for an Employee, with respect to a Performance Period, that is not based on the achievement of a specific Performance Goal.
5.3
The Committee may establish rules and procedures for cases where employment begins after the start of a Performance Period or ends before the payment of an Award. Subject to such rules, the following shall apply:

(a) Generally, if a Participant terminates employment with the Bank or gives notice of termination or the Bank gives notice of termination to the Participant prior to payment of an Award, the Award shall be forfeited, and no payment shall be made to the Participant under the Plan. However, the Committee may, in its sole discretion and in such manner as it may from time to time prescribe (including, but not by way of limitation, in granting an Award or in an individual employment agreement, severance plan or individual severance agreement), provide that a Participant shall remain eligible for a discretionary full or prorated Award in the event of the Participant’s termination of employment in certain circumstances (including, but not limited to, death, disability, retirement or a formal reduction in force program).

(b) In the case of an Employee who is hired by the Employer after the beginning of a Performance Period, the Committee may in its discretion designate such newly hired Participant as eligible for an Award opportunity or as authorized for an Award for that Performance Period and may specify that such newly hired Participant’s Award shall be prorated based on the period of time the Participant was an Employee during the Performance Period compared to the total duration of the Performance Period.

(c) An Employee who is promoted, transferred or otherwise changes positions and who becomes or ceases to be eligible for as Award during the Performance Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated Award based on the period of time the individual was Award eligible during the Performance Period compared to the total duration of the Performance Period. If the individual is a Participant for the entire Performance Period but has a promotion, demotion, or other job change during the Performance Period that changes the Employee’s Award opportunity for the Performance Period, the Employee’s Award may be prorated based on the number of days worked in each position, the eligible earnings in each position, and the Award opportunity applicable to each position.

(d) A Participant who is on a leave of absence during the Performance Period may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for a prorated discretionary Award based on the number of days worked during the Performance Period pursuant to such rules as the Committee may establish.

5.4
All Awards will be distributed in a lump sum cash payment no later than March 15th of the year following the Performance Period, unless the assessment of the Bank’s financial performance cannot be completed, for any reason, by that date (“Payment Date”). Except as otherwise expressly provided in this Article V, to be eligible to receive payment of any Award under this Plan, you must be employed by the Bank on the Payment Date for that Award.

If you are specifically exempt under a written Bank plan or agreement from the requirement to be employed on the Payment Date, you may remain eligible for payment of your Award, depending on the terms of the applicable written plan or agreement. In such cases, the terms of such written plan or agreement will govern in all respects.

5.5
In the event of a Change in Control, then notwithstanding any other provision of this Plan to the contrary, the Participant shall be entitled to receive an amount in cash (for the Performance Period containing the effective date of the Change in Control) that is equal to the amount of the target Award opportunity prior to the effective date of the Change in Control but prorated based on the number of months completed in the Performance Period as of the effective date of the Change in Control compared to 12 months. Payment of such amount shall be made within 60 days following the effective date of the Change in Control.
Article 6 -
MISCELLANEOUS
6.1
Neither an Award nor any other right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void and shall not be recognized or given effect by the Bank. Notwithstanding the above but subject to Section 6.5, if a Participant becomes entitled to a payment under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Bank, then the Bank may offset such amount owed to it against the amount otherwise payable under the Plan. Such determination shall be made by the Committee in its sole discretion.
6.2
The Plan shall at all times be an unfunded payroll practice and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any Award. No Participant or any other person shall have any interest in any particular assets of the Bank by reason of the right to receive an Award under the Plan and any such Participant or any other person shall have only the rights of a general unsecured creditor of the Bank.
6.3
The Employer shall withhold the amount of applicable Federal, State, or local withholding taxes of any kind required by law to be withheld from payment of each Award.
6.4
Because Awards under the Plan are at all times entirely discretionary, the Bank intends for all payments under this Plan to be exempt from Section 409A, because Employees do not have a legally binding right to an Award (except in certain cases following a Change in Control when the Awards would be exempt from Section 409A “short-term deferrals” pursuant to Treasury regulation section 1.409A-1(b)(4)). To facilitate the exemption as a “short-term deferral”, any amount payable under an Award in connection with a Change in Control (or as otherwise necessary to maximize a necessary exemption from Section 409A) shall be paid in full not later than the 15th day of the third month following the end of Performance Period in which a legally binding right to the Award arose (and the Participant shall have no right to designate the year of the payment), or by such later date as may be sufficient under the circumstances of the Award to provide an exemption from Section 409A). However, to the extent that any payment under this Plan does not qualify for exemption from Section 409A, the Bank intends for such payment to comply with the requirements of Section 409A. Accordingly, to the extent applicable, this Plan shall at all times be interpreted and operated in accordance with the requirements of Section 409A, including any repayment of the Bank authorized by Section 6.1. The Bank shall take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. To the extent necessary to avoid the imposition of an additional tax under Section 409A, if an Award is provides for the payment of any deferred compensation payable to a Participant on account of the Participant’s termination of employment, the Plan shall be deemed to: (i) require payment upon the Participant’s “separation from service” within the meaning of Section 409A, and (ii) if the Participant is a “specified employee” on the date of the Participant’s termination of employment (with such status determined by the Bank in accordance with rules established by the Bank in writing in advance of the “specified employee identification date” within the meaning of Section 409A that relates to the date of the Participant’s termination of employment or, in the absence of such rules established by the Bank, under the default rules for identifying specified employees under Section 409A), such payment shall not be paid earlier than six months after such termination of employment (provided that if the Participant dies after the date of the individual’s termination of employment but before payment has been made, payment will be made to the Participant’s estate without regard to such six-month delay). In the event that an Award shall be deemed not to comply with Section 409A, then neither the Board, the Committee nor any of their designees or agents, nor any of their affiliates, assigns or successors (each a “protected party”) shall be liable to any Employee or Participant or other person for actions, inactions, decisions, indecisions or any other role in relation to the Plan by a protected party if made or undertaken in good faith or in reliance on the advice of counsel (who may be counsel for the Bank), or made or undertaken by someone other than a protected party. To the extent there is a conflict between the provisions of the Plan relating to compliance with Section 409A and the provisions of any Award issued under the Plan, the provisions of the Plan control.
6.5
Awards under the Plan and amounts paid pursuant to Awards under the Plan shall be subject to the terms of any recoupment (claw-back) policy maintained by the Bank or an affiliate of the Bank, as in effect from time to time.
6.6
Nothing in the Plan or any Award shall be deemed to constitute a contract of employment between the Employer and any Employee or confer upon any Participant any right to continue in the employ or service of the Employer or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason, with or without cause, it being acknowledged, unless expressly provided otherwise in writing, that the employment of a Participant is and continues to be "at will" (except to the extent that applicable foreign law provides otherwise). No Award shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees unless specified otherwise by the terms of the applicable plan, program or arrangement. No Participant shall have any claim to an Award until it is awarded under the Plan. To the extent that any person acquires a right to receive payments from the Bank under the Plan, such right shall, except as otherwise expressly and clearly provided in writing by the Committee, be no greater than the right of an unsecured general creditor of the Bank.
6.7
The Plan and all Awards shall be subject to all applicable federal and state laws, rules, and regulations and to such approvals by any regulatory agency as may be required. If any provision of this Plan or an Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, it shall be stricken and the remainder of the Plan or the Award shall remain in full force and effect.
6.8
The terms of the Plan and outstanding Awards shall be binding upon the Bank and its successors and assigns. The term “successors” as used herein includes any corporate or other business entity which, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.
6.9
Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.
6.10
To the extent not preempted by federal law, the Plan and all Awards hereunder shall be construed in accordance with and governed by the Commonwealth of Massachusetts, without giving effect to any choice of law provisions. Unless otherwise provided in the applicable Award, the recipient of an Award is deemed to submit to the exclusive jurisdiction and venue of the Federal and state courts of Massachusetts to resolve any and all issues that may arise out of or relate to the Plan or such Award.
Article 7 -
AMENDMENT, SUSPENSION OR TERMINATION

The Board may terminate, suspend or modify (and if suspended, may reinstate with or without modification) all or part of the Plan at any time, with or without notice to Participants. The Committee has sole authority over administration and interpretation of the Plan, and the Committee retains its right to exercise discretion as it sees fit.

APPENDIX A – 2025 PERFORMANCE METRICS AND WEIGHTINGS

The following represents the Bank’s performance metrics and weightings for the 2025 Performance Period.

Performance Metric	Weighting
Core Net Income	35%
Deposit Growth	20%
Efficiency Ratio	10%
Loan Growth	20%
Strategic Initiatives	15%